INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

THIS AGREEMENT is made effective this 16th day of July, 2010, by and between SEFE, Inc., a Delaware corporation (“Assignor”), Midnight Candle Company, a Nevada corporation (“Midnight”), and Helen C. Cary, the Chief Executive Officer of Midnight (“HCC”).

WHEREAS, Assignor own certain rights, title and interest in and to various information, inventions, discoveries, writings, expressions, ideas, know-how, concepts, techniques, innovations, systems, processes, procedures, methods, prototypes, designs, and technical data involving or relating to certain atmospheric static electricity collectors, as generally described in the four U.S. Patent Applications (“Patents”) attached hereto;

WHEREAS, Assignor is the exclusive owner of certain Pre-Existing Intellectual Property (defined below) relating to the Patents (collectively the “Technology”);

WHEREAS, Assignor desires to assign the Technology to Midnight in exchange for newly issued shares of Midnight common stock and the assumption of an aggregate of $250,000 of promissory notes issued by Assignor in connection with its development of the Technology;

WHEREAS, it is the intention of the parties that Midnight will exclusively own all rights, title, and interest in and to the Technology;

WHEREAS, Assignor desires to execute this Agreement in order to ensure that all right, title, and interest in and to the Technology are transferred and assigned to Midnight; and

WHEREAS, it is in HCC’s interest to assist Midnight in obtaining the Technology by cancelling shares of Midnight’s common stock owned by her as further inducement for Assignor to assign the Technology to Midnight.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.           Definitions.  For purposes of this Agreement, the following terms shall be defined as follows:

1.1           “Agreement” means this Intellectual Property Assignment Agreement as executed on the date hereof, including all Exhibits hereto.

1.2           “Pre-Existing Intellectual Property” means all intellectual property rights provided relating to the Patents, which are owned by Assignor, in whole or in part, on or prior to the effective date of this Agreement, including without limitation:

(a)           All patents, patent applications, and inventions that may be patentable, including, without limitation, the four patent applications attached hereto as Exhibit A and any patents resulting from the inventions disclosed or claimed therein, including any and all reissues, re-examinations, continuations, divisionals or continuation-in-part applications and patents thereof, and any foreign counterpart applications and patents, as well as any improvements to the inventions disclosed or claimed in such applications and patents;

1.3            “Future Intellectual Property” means any and all Intellectual Property relating to the Technology developed by Assignor, in whole or in part, after the effective date of this Agreement.

2.           Assignment and Purchase Price.  For and in consideration of (i) a purchase price of 30,000,000 shares of Midnight’s unregistered common stock (the “Issued Shares”) to be issued to Assignor, (ii) the cancellation by HCC of 144,900,000 shares of Midnight’s common stock owned by her (the “Cancelled Shares”), and (iii) the assumption by Midnight of those certain promissory notes payable to Lynn Cole Capital, Inc. in the amount of $125,000 and Serio Capital Limited in the amount of $125,000, Assignor hereby assigns, transfers and conveys to Midnight, and agrees to assign, transfer and convey to Midnight in the future, all right, title and interest in and to the Technology, the Pre-Existing Intellectual Property and Future Intellectual Property.  The Issued Shares and the Cancelled Shares shall be transferred or cancelled, as the case may be, on the closing date of the Agreement.  By this assignment, Midnight has the sole and exclusive right to direct and control the prosecution of the Technology and any patent applications on Future Intellectual Property, as well as any registrations or applications for federal or state registration of any trademarks or copyrights.

3.           Additional Performance.

3.1           Assignor agrees to execute any assignments or other documents as may be requested by Midnight in the future in order to perfect, preserve and protect Midnight’s ownership in the Technology and the Future Intellectual Property.

3.2           Assignor will deliver to Midnight all files and documentation that relate to the Pre-Existing Intellectual Property, including, but not limited to, the prosecution file histories, correspondence, invention disclosures, and other pertinent materials related to the Patents.

3.3           Assignor will reasonably cooperate with Midnight in connection with (i) the preparation, filing, prosecution, maintenance and defense of the Technology and the Future Intellectual Property, and (ii) any suit for infringement of the Future Intellectual Property that may be brought by Assignor or Midnight against a third party.

4.           Representations and Warranties.

4.1           Representations and Warranties of Assignor.  Assignor represents and warrants to Midnight as follows:

(a)           General.

(i)           Assignor has the full right, power and authority to enter into this Agreement and to assign the Technology, including the Patents.

(ii)           Assignor may enter into and perform its obligations under this Agreement without being in breach of obligations owed by Assignor to any third party.

(iii)           No third-party licenses or approvals are required for Midnight to obtain the full right, power and authority to practice, develop, license, and exploit the Technology and Future Intellectual Property.

(b)           Patents.

(i)           Assignor is the owner of all right, title, and interest in and to each of the Patents included in the Technology, free and clear of any liens, security interests, charges, and other encumbrances.  It is understood that the Patents have been applied for but not granted as of the date hereof.

(ii)           Assignor has not granted any right or license under or with respect to the Patents to any third party.

(iii)           All Patents are currently applied for in compliance with all  legal requirements (including, as applicable, the timely payment of maintenance fees and annuities).  Any applications for additional patents are or will be administered in compliance with all legal requirements.

(iv)           No Patent has been or is now the subject of any interference, reissue, reexamination, litigation, or other action, and, to Assignor’s knowledge, no such action is threatened with respect to any of the Patents.

(v)           To Assignor’s knowledge, the practice of the inventions covered by the Patents does not infringe or otherwise conflict or interfere with any patent rights or other proprietary rights of any third party.  To Assignor’s knowledge, no third party has threatened or made any claim of patent infringement against Assignor.

 4.2           Representations and Warranties of Midnight.  Midnight represents and warrants to Assignor that:

(a)           It has the full right, power and authority to enter into this Agreement;

(b)           It and HCC may enter into and perform their obligations under this Agreement without being in breach of obligations owed by Midnight or HCC to any third party;

(c)           The shares to be cancelled by HCC hereunder have been lawfully issued, fully paid and non-assessable;

(d)           As of the date hereof, Midnight has 156,900,000 outstanding shares of common stock and has no outstanding preferred stock, warrants or stock options;

           (e)           On the closing date of this Agreement, Midnight’s sole director will remain on the board of directors and will appoint one new director designated by Assignor. The new board of directors will then elect new officers to be named by it; and

(f)           On the closing date of this Agreement, and after allowing for the cancellation of 144,900,000 shares of Midnight’s common stock by HCC, Midnight should have 43,000,000 shares outstanding.

5.           Indemnification.  Each party agrees to defend, indemnify and hold harmless the other party from and against any and all Losses arising from the Indemnitor’s breach of any of the representations and warranties of Section 4 or arising from Assignor’s failure to fully and properly perform and discharge all of its duties hereunder.  For purposes of this Section 5, “Losses” means each and all of the following items to the extent actually paid or incurred:  losses, liabilities, damages, judgments, fines, costs, royalties, penalties, amounts paid in settlement and reasonable out-of-pocket costs and expenses (including attorneys’ fees and expenses) incurred in connection therewith, including those incurred in any action, suit, proceeding or claim arising from any of the foregoing.

6.           Applicable Law, Jurisdiction and Venue.  This Agreement and all rights and obligations of the parties hereunder will be governed by and construed in accordance with the substantive laws of the State of Nevada, and applicable federal intellectual property laws, without giving effect to any choice or conflict of law provision or rule of any other jurisdiction.  All actions to enforce this agreement shall be brought exclusively in the state and federal courts of Nevada. The parties expressly waive challenges to personal jurisdiction in Nevada and acknowledge that venue is proper in the State of Nevada.

7.           Consideration.  Both parties acknowledge that the provisions of this Agreement are adequate consideration for forming a binding contract.

8.           Binding Agreement.  This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, successors and assigns.

9.           Amendments and Waivers.  All amendments and other modifications of this Agreement shall be in writing and signed by each of the parties.  The failure of either party to exercise in any respect any right provided for in this Agreement shall not be deemed a waiver of any right hereunder.

10.           Enforceability and Severability.  If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

11.           Headings.  The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.

12.           Negotiated Transaction.  The provisions of this Agreement were negotiated by the parties hereto and this Agreement shall be deemed to have been drafted by all the parties hereto.

13.           Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings between the parties relating to the subject matter hereof.

14.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement, intending to be legally bound.

SEFE, INC.	MIDNIGHT CANDLE COMPANY

By: /s/ Wayne Rod	By: /s/ Helen C. Cary

Name: Wayne Rod	Name: Helen C. Cary

Title: Chief Executive Officer	Title: Chief Executive Officer

/s/ Helen C. Cary
Helen C. Cary (Individually)

EXHIBIT A

Patent Applications

Application No.	Filing Date	Description

12/231,663	09/04/2008	Dynamic Electrical Converter System

12/321,306	01/16/2009	Atmospheric Static Electricity Collector

12/218,297	07/14/2008	Atmospheric Electrical Generator

12/460,555	07/21/2009	Atmospheric Electrical Generator with Change of State